Exhibit 10.40

RELEASE AGREEMENT

I, Grant Pickering, understand that my position with Dendreon Corporation (the “Company”) was terminated effective November 18, 2005. The Company has agreed that if I choose to sign this Agreement, the Company will pay me severance pay in the amount of nine (9) months of base salary and an amount equal to seventy-five percent (75%) of my target bonus, minus the standard withholdings and deductions, agree to pay my COBRA premiums for a period of 18 months from the date of termination or until I am eligible to receive comparable health benefits from another Employer as they come due, if I elect COBRA benefits, immediate vesting of all unvested stock options and restricted stock, and provide me with up to $10,000 of outplacement assistance. I understand that I am not entitled to these severance payments unless I sign this Agreement and it becomes effective. I understand that in addition to this severance, the Company will pay me all of my accrued salary and vacation to which I am entitled by law.

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).

In exchange for the consideration provided to me by this Agreement that I am not otherwise entitled to receive, I further agree that henceforth I will not disparage or make false or adverse statements about the Company, likewise, the Company agrees that it will not disparage or make false or adverse statements about me. The Company will report to me any actions or statements that are attributed to me that the Company believes are disparaging. If I disparage or make false or adverse statements about the Company, the Company may take appropriate action for breach of this Agreement, including seeking temporary or permanent injunctive relief from a court.

I acknowledge my continuing obligations under my employee inventions and confidentiality agreement, a copy of which is attached hereto as Exhibit A. Pursuant to my employee inventions and confidentiality agreement, I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.

This Agreement, including Exhibit A hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. In addition, the provisions of Sections 6, 7 and 8 of the Executive Employment Agreement dated October 8, 2004 between the Company and me and the Indemnity Agreement dated July 29, 2003 between the Company and me shall survive the execution and delivery of this Agreement. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.

I understand that I may consult with an attorney of my own choosing prior to signing this Agreement. By my signature, I acknowledge that I have carefully read and fully understand all of the provisions of this Agreement, and that I am voluntarily entering into this Agreement.

I accept and agree to the terms and conditions stated above:

Date	Grant Pickering

Date	Dendreon Corporation